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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

         The Board of Directors
Ibis Technology Corporation

        We consent to incorporation by reference in the Registration Statement (No. 333-108438) on Form S-3 of Ibis Technology Corporation of our report dated February 1, 2003, relating to the balance sheets of Ibis Technology Corporation as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Ibis Technology Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
October 2, 2003

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  EXHIBIT 23.1